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                                                                      Exhibit 15




March 25, 1994





Jones Intercable, Inc. and Subsidiaries:

We are aware that Jones Intercable, Inc. and subsidiaries has incorporated by reference in this Registration Statement its Form 10-Qs for the quarters ended August 31, 1993 and November 30, 1993, which include our reports dated October 8, 1993 and January 12, 1994, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Very truly yours,



/s/ ARTHUR ANDERSEN & CO.